Exhibit 5.1

Russell A. Badders
C. Reid Barrineau
Mary Jane Bass
James S. Campbell
Jodi D. Cooke
J. Nixon Daniel III
John P. Daniel
Terrie L. Didier
W. Lee Elebash
Thomas F. Gonzalez
Steven R. Griffin
Marcus A. Huff
Gary B. Leuchtman
Jack W. Lurton III
David L. McGee
Gregory R. Miller
William H. Mitchem
Ralph A. Peterson
Jeffrey A. Stone
David B. Taylor III
Russell F. Van Sickle
James M. Weber
Charles T. Wiggins
John F. Windham
John R. Zoesch Ill
501 Commendencia Street Pensacola, Florida 32502-5953 Telephone (850) 432-2451 beggslane.com W. Spencer Mitchem Of Counsel E. Dixie Beggs 1908-2001 Bert H. Lane 1917 -1981

June 18, 2013
Gulf Power Company
One Energy Place
Pensacola, Florida 32520
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as general counsel to Gulf Power Company (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-188623) (the “Registration Statement”), relating to 500,000 shares of Series 2013A 5.60% Preference Stock, Non-Cumulative, Par Value $100 Per Share of the Company (the “Preference Stock”).
We have examined the Registration Statement, the amended and restated Articles of Incorporation, as amended, of the Company, the Bylaws of the Company and the amendment to the amended and restated Articles of Incorporation pursuant to which the terms of the Preference Stock are included. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.
In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Preference Stock has been duly executed by the Company and is validly issued, fully paid and non-assessable.
We are members of the Florida Bar and we do not express any opinion herein concerning any law other than the laws of the State of Florida and the federal laws of the United States.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Very truly yours,

/s/Beggs & Lane